UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2016

QUIDEL CORPORATION (Exact name of registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10961 (Commission File Number)	94-2573850 (IRS Employer Identification No.)

12544 High Bluff Drive, Suite 200 San Diego, California (Address of Principal Executive Offices)		92130 (Zip Code)
Registrant's telephone number, including area code: (858) 552-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On January 25, 2016, the Board of Directors of Quidel Corporation (the “Company”) authorized an amendment to the Company’s previously announced stock repurchase program to increase the availability under the program to replenish the amount available for repurchases under the program back to the previously authorized repurchase amount of $50 million, approve the addition of repurchases of the Company’s convertible notes under the program and extend the program through January 25, 2018. Under the amended program, the Company may repurchase, as of January 25, 2016, in the aggregate, up to $50 million in shares of its common stock and/or its convertible notes, approximately $10 million of which remained available under the prior authorization. The Board initially authorized the stock repurchase program in May 2005 and has extended and replenished the amount available under the program through additional authorizations from time to time.

The timing and pace of the Company’s repurchase activity under the stock repurchase program, if any, will depend on several factors such as the amount of cash generation from operations, cash required to execute strategic growth initiatives, the Company’s stock price and the trading price of the Company’s convertible notes. Under the stock repurchase program, shares of the Company’s common stock and convertible notes may be repurchased from time to time in both privately negotiated and open market transactions, including pursuant to Rule 10b5-1 plans. The timing, amount and type of security purchased under the stock repurchase program, if any, will be subject to management’s evaluation of market conditions, applicable legal requirements and other factors. The stock repurchase program authorizes the Company to repurchase shares of its common stock and its convertible notes, but does not require the Company to repurchase such securities. The Company may initiate, suspend or discontinue purchases under the stock repurchase program at any time. Furthermore, the program may be modified, suspended or terminated at any time without prior notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2016

QUIDEL CORPORATION

By:	/s/ Randall Steward
Name:	Randall J. Steward
Its:	Chief Financial Officer